Exhibit 99.1

Nationstar Reports Fourth Quarter and Full Year 2015 Financial Results

  Q4’15 GAAP EPS of 73 cents, adjusted EPS of 32 cents
  Servicing profitability of 5.1 basis points (bps), up 42% quarter-over-quarter
  $91 billion of servicing assets boarded in 2015, up 56% year-over-year
  On track with boarding $55 billion subservicing contract
  Originations adjusted pretax income of $43 million, 8th consecutive quarter of more than $40 million
  Announced repurchase of up to $250 million in common stock

DALLAS--(BUSINESS WIRE)--February 25, 2016--Nationstar Mortgage Holdings Inc. (NYSE: NSM) reported adjusted earnings results for the fourth quarter of $34 million, or 32 cents per share, driven principally by sequential improvement in servicing profitability and strong originations earnings. The Company generated GAAP net income in the fourth quarter of $79 million, or 73 cents per share.

“Our Servicing segment continued to generate solid cash flows with sequential improvement in profitability to exit the year above our target of five basis points. In addition, our Originations segment had a strong fourth quarter, posting its best annual performance since 2012 and continues to provide a cost effective source of new servicing assets,” said Jay Bray, Chief Executive Officer.

“Looking forward, we remain focused on taking steps that improve customer experience and drive customer retention while delivering greater value for our shareholders. We enter 2016 well positioned from a strategic, operational and capital perspective,” Bray added.

Fourth Quarter and Full Year Business Highlights

Servicing Segment

The Servicing segment achieved $51 million of adjusted pretax income, or 5.1 bps based upon average UPB, for the quarter. Adjusted pretax income improved for the fourth straight quarter as we reduced delinquency rates and implemented technology and process initiatives to drive improved profitability. For the year, amortization was up $100 million, or 2.0 bps, compared to 2014 and was the primary driver of lower servicing earnings year-over-year. Nationstar reiterates its previous long-term profitability target of 5 to 7 bps for the Servicing segment in 2016.

	Quarter Ended				Year Ended
($ in millions, unless noted)	Q3'15		Q4'15		2014		2015
	$	BPS	$	BPS	$	BPS	$	BPS
Adjusted Pretax Income:
Income (loss) before taxes (GAAP)	$(127)	(12.7)	$118	11.7	$230	6.1	$(15)	(0.4)
Other mark-to-market	152	15.2	(67)	(6.7)	(74)	(1.9)	112	2.9
Non-recurring expenses	11	1.1	—	—	57	1.5	20	0.5
Adjusted pretax income	$36	3.6	$51	5.1	$213	5.6	$117	3.0

Adjusted pretax income margin	10.5%		15.2%		17.3%		8.9%

	Quarter Ended		Year Ended
	Q3'15	Q4'15	2014	2015
Ending UPB ($B)	$408	$398	$381	$398
Average UPB ($B)	$400	$403	$380	$396
60+ day delinquency rate	7.2%	6.9%	9.9%	6.9%
Annualized CPR	16.2%	13.8%	13.3%	15.6%
Annualized CPR, net of recapture	13.3%	11.5%	10.7%	12.7%
Modifications and workouts	16,340	15,292	79,826	64,995

During 2015, $91 billion of servicing assets were boarded as a result of acquisitions and origination activities, up 56% year-over-year. In addition, we were awarded a $55 billion subservicing contract by a leading financial institution in the fourth quarter for which the boarding remains on track. The servicing portfolio CPR decreased to 13.8% in the quarter, or 11.5% net of recapture. For 2016, before consideration of potential MSR acquisitions, we expect the current servicing portfolio to grow modestly, with limited utilization of capital, given the recent subservicing win, expected origination activity and current CPR rates.

For 2016, our servicing segment is focused on achieving high quality earnings that exceed 5 bps through the delivery of services that exceed the expectations of both customers and regulators.

Originations Segment

The Originations segment generated adjusted pretax income of $43 million in the fourth quarter in line with our expectations. It has now achieved eight consecutive quarters of pretax income above $40 million.

	Quarter Ended		Year Ended
($ in millions, unless noted)	Q3 2015	Q4 2015	2014	2015
Adjusted Pretax Income:
Income before taxes (GAAP)	$50	$43	$190	$206
Non-recurring expenses	—	—	15	4
Adjusted pretax income	$50	$43	$206	$210

Adjusted pretax income margin	28%	27%	36%	32%

Funded volume - consumer direct ($B)	$2.9	$2.4	$9.8	$11.3
Funded volume - total ($B)	$4.9	$4.0	$16.9	$18.0
Recapture percentage	28%	27%	34%	27%
Purchase volume as a percentage of funded volume	22%	21%	28%	26%

The originations platform continues to replenish the MSR portfolio at attractive rates of return. As expected, adjusted pretax income decreased sequentially principally due to the industry-wide implementation of TRID and general seasonality in the fourth quarter. Nationstar funded $4.0 billion of volume during the quarter with 60% of the volume generated from the consumer direct channel.

Key initiatives for 2016 include increasing customer recapture by focusing on multiple segments within the servicing portfolio, expanding our FHA/VA streamline capabilities and reducing operating expenses.

Xome Segment

Xome delivered $6 million in pretax income in the fourth quarter. Earnings were down sequentially due to an increase in technology and marketing investments, higher title expenses due to TRID delays and increased title orders, and a reduction in property sales attributable to seasonality and pipeline delays that are in the process of being addressed. Third party revenues, which primarily consists of leading financial institutions, increased to 37% of total revenues, as Xome continues to focus on diversifying its revenue streams and client base.

Xome's total revenues increased 43% year-over-year principally due to higher sales price execution on property sales and growth in our title and close business. During the year, Xome invested over $140 million to advance its strategy through the acquisition of three companies, the development and launch of new products and technologies, including Xome.com and mobile apps, establishing an offshore captive and building out corporate infrastructure. We expect similar investments for Xome to be between $25 - $30 million in 2016.

	Quarter Ended		Year Ended
($ in millions, unless noted)	Q3'15	Q4'15	2014	2015
Pretax Income:
Revenue	$109	$98	$306	$437
Expenses	92	92	184	359
Total pretax income	$17	$6	$122	$78
Pretax income margin	16%	6%	40%	18%

	Quarter Ended		Year Ended
	Q3'15	Q4'15	2014	2015
Property sales	4,913	4,113	20,966	20,640
REO ending inventory	8,008	8,426	9,062	8,426
Fulfillment orders (appraisal, title, close)	167,174	148,878	632,382	657,129
3rd party business %	34%	37%	12%	34%

In 2016, Xome will continue to transform the residential real estate transaction experience for consumers and real estate professionals. Key strategies for 2016 include improving core operations, continuing to grow third party clients and making measured investments in new products and technologies that will serve the needs of clients and target customers.

Capital and Liquidity

During the fourth quarter, we repurchased $109 million of multiple tranches of unsecured senior notes due between 2018 and 2022. In December 2015, the Company announced a Board-authorized common stock repurchase program of up to $150 million of common stock. As of the date of this release, approximately $66 million of common stock was repurchased under that initial $150 million program. On February 11, 2016, Nationstar announced a Board-authorized tender offer via a modified Dutch auction to repurchase up to $100 million of common stock. Repurchases under the tender offer will be part of our share repurchase program initiated in December 2015 and increased in connection with the tender offer by $100 million in February 2016. The tender offer is scheduled to expire on March 11, 2016, unless the tender offer is extended or withdrawn.

Information Regarding the Tender Offer

The information above relating to the tender offer is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of our common stock. The solicitation and offer to buy our common stock is being made only pursuant to the Offer to Purchase, the Letter of Transmittal and the other offer materials that we have filed with the SEC and sent to our shareholders. Shareholders and investors are urged to read our Tender Offer Statement on Schedule TO, the Offer to Purchase, the related Letter of Transmittal and the other offer materials, as well as any amendments or supplements to the Schedule TO that we file with the SEC, because they contain important information, including various terms and conditions of the tender offer.

Conference Call Webcast and Investor Presentation

The Company will host a conference call on February 25, 2016 at 9:00 A.M. Eastern Time. The conference call may be accessed by dialing 855-874-2685, or 720-634-2923 internationally, five minutes prior to the scheduled start of the call. Please use the participant passcode 55944606 to access the conference call.

A simultaneous audio webcast of the conference call will be available on the Shareholder Relations section of http://www.nationstarmtg.com. Please click on the February 25, 2016 Conference Call link to access the call. A replay will be also be available approximately two hours after the conclusion of the conference call by dialing 855-859-2056, or 404-537-3406 internationally. Please use the passcode 55944606 to access the replay. The replay will be accessible through March 10, 2016.

Non-GAAP Financial Measures

This disclaimer applies to every usage of "adjusted pretax income," "adjusted earnings," "adjusted EPS," and "servicing profitability" in this release. Adjusted pretax income is a metric that is used by management to provide a better depiction of the results of servicing operations by excluding changes in fair value of the MSR and non-recurring expenses. Adjusted earnings is a metric used by management to provide an estimate of earnings by excluding mark-to-market ("MTM") adjustments and non-recurring expenses. Adjusted earnings begins with net income and makes adjustments for taxes, the adjustment for fair value of MSRs and non-recurring expenses. Servicing profitability is a metric used by management to estimate earnings from the servicing segment. Servicing profitability begins with adjusted earnings and adjusts for financing structure payments. For additional servicing GAAP reconciliations, please refer to the Appendix section of the Q4'15 and FY'15 Investor Supplement.

About Nationstar

Based in Dallas, Texas, Nationstar provides servicing, origination and transaction based services related principally to single-family residences throughout the United States. Additional corporate information is available on the Stockholders section of www.nationstarmtg.com.

Forward Looking Statements

Any statements in this release that are not historical or current facts are forward looking statements. These forward looking statements include, but are not limited to, statements regarding: our Servicing segment's growth, profitability, targets, and initiatives; Originations key initiatives, including recapture opportunities; Xome's key strategies including its growth and investment strategies; and our position as we enter into 2016. Forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward statements. Certain of these risks and uncertainties are described in the "Business" and "Risk Factors" sections of our most recent annual report and other required documents as filed with the SEC which are available at the SEC’s website at http://www.sec.gov. Nationstar undertakes no obligation to publicly update or revise any forward looking statement or any other financial information contained herein, and the statements made in this press release are current as of the date of this release only.

Financial Tables

NATIONSTAR MORTGAGE HOLDINGS INC. AND SUBSIDIARIES UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (dollars and shares in thousands, except per share data)

	For the Quarter Ended
	September 30, 2015	December 31, 2015
Revenues:
Service related	$211,311	$420,603
Net gain on mortgage loans held for sale	185,872	167,123
Total revenues	397,183	587,726

Total expenses	446,221	416,530

Other income (expense):
Interest income	112,503	107,323
Interest expense	(175,798)	(165,914)
Gain on debt repurchase	—	8,237
Gain (loss) on interest rate swaps and caps	109	(87)
Total other income (expense)	(63,186)	(50,441)
Income (loss) before income tax (benefit) expense	(112,224)	120,755
Income tax (benefit) expense	(47,295)	41,661
Net income (loss)	(64,929)	79,094

Less: Net gain (loss) attributable to non-controlling interests	1,413	217
Net income (loss) attributable to Nationstar	$(66,342)	$78,877

Earnings (loss) per share attributable to common stockholders:
Basic	$(0.62)	$0.73
Diluted	$(0.62)	$0.73
Weighted average shares:
Basic	107,568	107,553
Dilutive effect of stock awards	—	433
Diluted	107,568	107,986

NATIONSTAR MORTGAGE HOLDINGS INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (dollars in thousands)

	September 30, 2015	December 31, 2015
Assets
Cash and cash equivalents	$596,607	$613,241
Restricted cash	477,232	332,105
Mortgage servicing rights, $3,358,327 and $2,949,739 at fair value, respectively	3,242,356	3,366,973
Advances, net	2,127,064	2,223,083
Reverse mortgage interests	7,433,716	7,514,323
Mortgage loans held for sale	1,885,605	1,429,691
Mortgage loans held for investment, net of allowance for loan losses of $3,549 and $3,531, respectively	178,988	173,650
Property and equipment, net of accumulated depreciation of $92,834 and $69,721, respectively	137,869	142,836
Derivative financial instruments	98,364	99,199
Other assets	859,139	758,969
Total assets	$17,036,940	$16,654,070

Liabilities and stockholders' equity
Unsecured senior notes	$2,157,973	$2,048,694
Advance facilities	1,750,437	1,646,123
Warehouse facilities	2,303,564	1,893,526
Payables and accrued liabilities	1,291,528	1,296,387
MSR related liabilities - nonrecourse	1,172,471	1,300,782
Mortgage servicing liabilities	27,624	25,260
Derivative financial instruments	28,525	5,323
Other nonrecourse debt	6,608,895	6,670,598
Total liabilities	$15,341,017	$14,886,693

Total stockholders' equity	$1,695,923	$1,767,377
Total liabilities and stockholders' equity	$17,036,940	$16,654,070

SERVICING SEGMENT INCOME (LOSS) BEFORE TAXES (dollars in millions, except where noted)

	Quarter Ended				Year Ended
($ in millions, unless noted)	Q3'15		Q4'15		2014		2015
	$	BPS	$	BPS	$	BPS	$	BPS
Operational	$342	34.2	$337	33.4	$1,233	32.4	$1,314	33.2
Amortization	(82)	(8.2)	(73)	(7.2)	(220)	(5.7)	(320)	(8.1)
Other mark-to-market	(152)	(15.2)	67	6.7	74	1.9	(112)	(2.8)
Total revenue	108	10.8	332	32.9	1,087	28.6	882	22.4
Expenses	208	20.8	188	18.7	705	18.6	788	19.9
Total other income (expense), net	(27)	(2.7)	(26)	(2.6)	(152)	(4.0)	(109)	(2.8)
Income (loss) before taxes	$(127)	(12.7)	$118	11.7	$230	6.1	$(15)	(0.4)

SEGMENT STATEMENT OF OPERATIONS & EARNINGS RECONCILIATION (dollars in thousands, except per share data)

	For the quarter ended September 30, 2015
	Servicing	Originations	Xome	Corporate and Other	Elim.	Consolidated

REVENUES:
Service related	$84,641	$17,017	$109,449	$204	$—	$211,311
Net gain on mortgage loans held for sale	22,957	162,918	—	(3)	—	185,872
Total revenues	107,598	179,935	109,449	201	—	397,183

Total expenses	208,103	131,300	92,380	14,438	—	446,221
Other income (expense):
Interest income	89,097	18,937	—	4,469	—	112,503
Interest expense	(115,307)	(17,382)	(27)	(43,082)	—	(175,798)
Gain on repurchase of unsecured senior notes	—	—	—	—	—	—
Gain (loss) on interest rate swaps and caps	99	—	—	10	—	109
Total other income (expense)	(26,111)	1,555	(27)	(38,603)	—	(63,186)

Pretax income (loss)	$(126,616)	$50,190	$17,042	$(52,840)	—	$(112,224)

Taxes						47,295
Net income (loss) attributable to Nationstar						(66,342)
Earnings per share - diluted						$(0.62)

Adjusted Earnings:
Pretax income (loss)	$(126,616)	$50,190	$17,042	$(52,840)	—	$(112,224)
MTM	151,606	—	—	—	—	151,606
Non-recurring expenses	10,787	—	—	—	—	10,787
Adjusted pretax income	35,777	50,190	17,042	(52,840)	—	50,169
Taxes						(18,245)
Adjusted earnings						$31,924
Adjusted EPS						$0.30

SEGMENT STATEMENT OF OPERATIONS & EARNINGS RECONCILIATION (dollars in thousands, except per share data)

	For the quarter ended December 31, 2015
	Servicing	Originations	Xome	Corporate and Other	Elim.	Consolidated

REVENUES:
Service related	$309,418	$13,245	$97,741	$199	$—	$420,603
Net gain on mortgage loans held for sale	22,451	144,672	—	—	—	167,123
Total revenues	331,869	157,917	97,741	199	—	587,726

Total expenses	187,644	120,384	92,068	16,434	—	416,530
Other income (expense):
Interest income	86,881	16,668	31	3,743	—	107,323
Interest expense	(113,010)	(11,650)	(22)	(41,232)	—	(165,914)
Gain on repurchase of unsecured senior notes	—	—	—	8,237	—	8,237
Gain (loss) on interest rate swaps and caps	(92)	—	—	5	—	(87)
Total other income (expense)	(26,221)	5,018	9	(29,247)	—	(50,441)

Pretax income (loss)	$118,004	$42,551	$5,682	$(45,482)	—	$120,755

Taxes						(41,661)
Net income attributable to Nationstar						79,094
Earnings per share - diluted						$0.73

Adjusted Earnings:
Pretax income (loss)	$118,004	$42,551	$5,682	$(45,482)	—	$120,755
MTM	(66,732)	—	—	—	—	(66,732)
Non-recurring expenses	—	—	—	—	—	—
Adjusted pretax income	51,272	42,551	5,682	(45,482)	—	54,023
Taxes						(19,718)
Adjusted earnings						$34,305
Adjusted EPS						$0.32

CONTACT:
Nationstar Mortgage Holdings Inc.
Robert Stiles, 972-316-5383